Exhibit 99.2

Production Data Update
We estimate that for the fourth quarter of 2015, and inclusive of the recent LRE Merger and Eagle Rock Merger, our average daily production will be approximately 500 MMcfe per day.

The sustained low prices of oil, natural gas and NGLs could reduce the amount of oil, natural gas and NGLs that we can produce economically. To illustrate the impact of a sustained low commodity price environment, we present the following two examples: (1) if we reduced the 12-month average price for natural gas by $1.00 per MMBtu and if we reduced the 12-month average price for oil by $6.00 per barrel, while production costs remained constant (which has historically not been the case in periods of declining commodity prices and declining production), our total proved reserves as of September 30, 2015 would decrease from 1,876 Bcfe to 1,393 Bcfe, based on this price sensitivity generated from an internal evaluation of our proved reserves; and (2) if natural gas prices were $2.60 per MMBtu (or a $0.51 price decline from the 12-month average price of $3.11) and oil prices were $47.36 per barrel (or a $11.87 price decline from the 12-month average price of $59.23), while production costs remained constant (which has historically not been the case in periods of declining commodity prices and declining production), our total proved reserves as of September 30, 2015 would decrease from 1,876 Bcfe to 1,815 Bcfe. The preceding assumed prices in example (2) were derived from the 5-year New York Mercantile Exchange (NYMEX) forward strip price at December 15, 2015. Our management believes that the use of this 5-year NYMEX forward strip price may help provide investors with an understanding of the impact of a sustained low commodity price environment to our proved reserves through a reasonable downsize case assumption. However, the use of this 5-year NYMEX forward strip price is not necessarily indicative of management’s overall outlook on future commodity prices. We intend to improve our financial outlook through opportunistic hedging, profitable drilling and acquisitions of new oil and natural gas properties. We foresee significant long-term benefits in acquiring assets in this low commodity price environment.

RISK FACTORS
You should carefully consider all of the information in this offering memorandum and each of the risks described below, together with the other information incorporated by reference in this offering memorandum, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2015 and September 30, 2015 before you decide to participate in the Exchange Offer. Some of the risks relate to not tendering in the Exchange Offer, tendering in the Exchange Offer, the New Notes and others related to our business. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this offering memorandum. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Risks Relating to Our Business
The value of our proved reserves as of December 31, 2014 calculated using SEC pricing may be higher than the fair market value of our proved reserves calculated using updated SEC pricing.
Our estimated proved reserves as of December 31, 2014 and related present value of future net revenues (“PV-10”) and standardized measure of future net cash flows (“Standardized Measure”) were calculated under SEC rules using twelve-month trailing average benchmark prices of $91.48 per barrel of oil (West Texas Intermediate (“WTI”)) and $4.350 per MMBtu (Henry Hub spot). The twelve-month trailing average benchmark prices to be used in calculating proved reserves, PV-10 and Standardized Measure as of December 31, 2015 were $50.25 per barrel of oil (WTI) and $2.587 per MMBtu (Henry Hub spot) (the “2015 SEC Price Case”). Using the 2015 SEC Price Case in estimating our proved reserves, without giving effect to any acquisitions or development activities we have executed during 2015, would likely result in a reduction in proved reserve volumes due to economic limits. Furthermore, any such reduction in proved reserve volumes combined with lower commodity prices would substantially reduce the PV-10 and Standardized Measure of our proved reserves as of a more recent date.
The PV-10 of our proved reserves at December 31, 2014 and September 30, 2015 may not be the same as the current market value of our estimated oil, natural gas and NGLs reserves.
You should not assume that the PV-10 value of our proved reserves as of December 31, 2014 and September 30, 2015 disclosed under “Summary-Summary Reserves and Operating Data” and incorporated by reference in this offering memorandum is the current market value of our estimated oil, natural gas and NGLs reserves. We base the discounted future net cash flows from our proved reserves on the 12-month first-day-of-the-month oil and natural gas average prices without giving effect to derivative transactions. Actual future net cash flows from our oil and natural gas properties will be affected by factors such as:

•	the actual prices we receive for oil, natural gas and NGLs;

•	our actual development and production expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.
The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating PV-10 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general. Actual future prices and costs may differ materially from those used in the present value estimates included in this offering memorandum, which could have a material effect on the value of our reserves. The oil and natural gas prices used in computing our PV-10 as of December 31, 2014 under SEC guidelines were $94.87 per barrel of crude oil and $4.36 per MMBtu for natural gas, respectively, before price differentials. The oil and natural gas prices used in computing our PV-10 as of September 30, 2015 under SEC guidelines were $59.23 per barrel of oil and $3.11 per MMBtu for natural gas, respectively, before price differentials. By contrast, the calculation of PV-10 for September 30, 2015 using Strip Pricing was based on

NYMEX forward price curves for crude oil (WTI Cushing) and natural gas (Henry Hub) as of December 15, 2015 (NYMEX forward price for the remainder of 2015 through 2020).
Using more recent prices in estimating proved reserves would likely result in a reduction in proved reserve volumes due to economic limits, which would further reduce the PV-10 value of our proved reserves.
Continued low oil, natural gas and NGLs prices and other factors have resulted, and in the future may result, in ceiling test or goodwill write-downs and other impairments of our asset carrying values.

Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development drilling plans, production data, economics and other factors, we may be required to write down the carrying value of our properties.

We use the full cost method of accounting to report our oil and natural gas properties. Under this method, we capitalize the cost to acquire, explore for, and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of proved oil and natural gas properties may not exceed a “ceiling limit,” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%. If net capitalized costs of proved oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” Under the accounting rules, we are required to perform a ceiling test each quarter. A ceiling test write-down would not impact cash flow from operating activities, but it could have a material adverse effect on our results of operations in the period incurred and would reduce our members’ equity.

In accordance with the guidance contained within ASC Topic 805, “Business Combinations,” (“ASC Topic 805”), upon the acquisition of oil and natural gas properties, the Company records an asset based on the measurement of the fair value of the properties acquired determined using forward oil and natural gas price curves at the acquisitions dates, which can have several price increases over the entire reserve life. As discussed above, capitalized oil and natural gas property costs are limited to a ceiling based on the present value of future net revenues, computed using a flat price for the entire reserve life equal to the historical 12-month average price, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If the ceiling is less than the total capitalized costs, we are required to write down capitalized costs to the ceiling. As a result, there is a risk that we will be required to record an impairment of our oil and natural gas properties if certain attributes exist, such as declining oil and natural gas prices.
We recorded a non-cash ceiling test impairment of oil and natural gas properties for the year ended December 31, 2014 of $234.4 million as a result of a decline in realized oil and natural gas prices at the measurement date, December 31, 2014. Such impairment was recognized during the fourth quarter of 2014. The most significant factor affecting the 2014 impairment related to the properties that we acquired in the Piceance Acquisition. The fair value of the properties acquired (determined using forward oil and natural gas price curves at the acquisitions dates) was higher than the discounted estimated future cash flows computed using the 12-month average prices at the impairment test measurement dates. However, the impairment calculations did not consider the positive impact of our commodity derivative positions as generally accepted accounting principles only allow the inclusion of derivatives designated as cash flow hedges. The fourth quarter 2014 impairment was calculated based on prices of $4.36 per MMBtu for natural gas and $94.87 per barrel of crude oil.
We recorded a non-cash ceiling test impairment of oil and natural gas properties for the nine months ended September 30, 2015 of $1.4 billion as a result of a decline in oil and natural gas prices at the measurement dates, March 31, 2015, June 30, 2015 and September 30, 2015. The impairment for the first quarter of 2015 was $132.6 million and was calculated based on the 12-month average price of $3.91 per MMBtu for natural gas and $82.62 per barrel of crude oil. The impairment for the second quarter of 2015 was $733.4 million and was calculated based on the 12-month average price of $3.44 per MMBtu for natural gas and $71.51 per barrel of crude oil. The impairment for the third quarter of 2015 was $491.5 million and was calculated based on the 12-month average price of $3.11 per MMBtu for natural gas and $59.23 per barrel of crude oil. No ceiling test impairment was required during the nine months ended September 30, 2014.